Citigroup Global Markets Holdings Inc.	July 27, 2017 Medium-Term Senior Notes, Series N Pricing Supplement No. 2017-USNCH0631 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of a basket (the “basket”) consisting of the following five basket components (with the weightings indicated parenthetically): the S&P 500® Index (20%), the EURO STOXX 50® Index (20%), shares of the iShares® MSCI Emerging Markets ETF (20%), shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF (20%) and shares of the iShares® Core U.S. Aggregate Bond ETF (20%).

▪	The notes provide 1-to-1 exposure to the performance of the basket within a limited range of potential appreciation. If the basket appreciates from its initial basket level to its final basket level, you will receive a positive return at maturity equal to that appreciation, subject to the maximum return at maturity specified below. However, if the basket depreciates, you will be repaid your principal at maturity but will not receive any return on your investment. Even if the basket appreciates from the initial basket level to the final basket level, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity. In exchange for repayment of principal at maturity if the basket depreciates, investors in the notes must be willing to forgo (i) any return on the notes in excess of the maximum return at maturity and (ii) any dividends paid on the stocks included in or held by the S&P 500® Index, the EURO STOXX 50® Index or the iShares® MSCI Emerging Markets ETF and any distributions of interest payments on the bonds held by the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF over the term of the notes.

▪	In order to obtain the modified exposure to the basket that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Basket Component	Weighting	Initial Component Value*
	S&P 500® Index (ticker symbol: “SPX”)	20.00%	2,475.42
	EURO STOXX 50® Index (ticker symbol: “SX5E”)	20.00%	3,493.14
	Shares of the iShares® MSCI Emerging Markets ETF (ticker symbol: “EEM”)	20.00%	43.77
	Shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF (ticker symbol: “HYG”)	20.00%	88.90
	Shares of the iShares® Core U.S. Aggregate Bond ETF (ticker symbol: “AGG”)	20.00%	109.48
* The initial component value for each basket component is the closing level or closing price, as applicable, of that basket component on the pricing date
Aggregate stated principal amount:	$1,340,000
Stated principal amount:	$1,000 per note
Pricing date:	July 27, 2017
Issue date:	August 1, 2017
Valuation date:	July 27, 2022, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to a basket component
Maturity date:	August 1, 2022
Payment at maturity:	For each note, the $1,000 stated principal amount per note plus the note return amount, which will be either zero or positive
Note return amount:	• If the basket return percentage is greater than zero: $1,000 × basket return percentage, subject to the maximum return at maturity • If the basket return percentage is less than or equal to zero: $0
Basket return percentage:	(final basket level – initial basket level) / initial basket level
Initial basket level:	100
Final basket level:	100 × [1 + (component return of SPX × 20%) + (component return of SX5E × 20%) + (component return of EEM × 20%) + (component return of HYG × 20%) + (component return of AGG × 20%)]
Component return:	For each basket component: (final component value – initial component value) / initial component value
Final component value:	For each basket component, the closing level or closing price, as applicable, of that basket component on the valuation date.
Maximum return at maturity:	$350.00 per note (35.00% of the stated principal amount). Because of the maximum return at maturity, the payment at maturity will not exceed $1,350.00 per note.
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17324CKX3 / US17324CKX38
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(2)(3)	Proceeds to issuer
Per note:	$1,000	$25	$975
Total:	$1,340,000	$33,500	$1,306,500

(1) On the date of this pricing supplement, the estimated value of the notes is $925.50 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The issue price for investors purchasing the notes in fee-based advisory accounts will be $975.00 per note, assuming no custodial fee is charged by a selected dealer, and up to $980.00, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-03-06 dated April 7, 2017   Underlying Supplement No. 6 dated April 7, 2017

Prospectus Supplement and Prospectus each dated April 7, 2017

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events, including market disruption events and other events affecting the basket components, and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” with respect to the basket components that are ETFs and in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index” with respect to the basket components that are indices. The accompanying underlying supplement contains important disclosures regarding the basket components that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the valuation date. If the valuation date is postponed for a reason that affects less than all of the basket components, the final basket level will be calculated based on (i) for each unaffected basket component, its closing level or closing price, as applicable, on the originally scheduled valuation date and (ii) for each affected basket component, its closing level or closing price, as applicable, on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Dilution and reorganization adjustments. The initial component value with respect to shares of the iShares® MSCI Emerging Markets ETF, shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF and shares of the iShares® Core U.S. Aggregate Bond ETF is a “Relevant Price” for purposes of the section “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial component value with respect to shares of the iShares® MSCI Emerging Markets ETF, shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF and shares of the iShares® Core U.S. Aggregate Bond ETF is subject to adjustment upon the occurrence of any of the events described in that section.

July 2017	PS-2

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial basket level to the final basket level.

Investors in the notes will not receive any dividends paid on the stocks included in or held by the S&P 500® Index, the EURO STOXX 50® Index or the iShares® MSCI Emerging Markets ETF or any distributions of interest payments on the bonds held by the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF. The examples below do not show any effect of lost dividend or distribution yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the basket components” below.

Market-Linked Notes Payment at Maturity Diagram

Your actual payment at maturity per note will depend on the actual final basket level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket level is greater than or less than the initial basket level and by how much.

July 2017	PS-3

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

Example 1—Upside Scenario A. The hypothetical final basket level is 110.00 (a 10.00% increase from the initial basket level), which is greater than the initial basket level.

Basket Component	Initial Component Value	Hypothetical Final Component Value	Hypothetical Component Return
S&P 500® Index	2,475.42	2,846.73	15%
EURO STOXX 50® Index	3,493.14	3,842.45	10%
Shares of the iShares® MSCI Emerging Markets ETF	$43.77	$45.96	5%
Shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF	$88.90	$97.79	10%
Shares of the iShares® Core U.S. Aggregate Bond ETF	$109.48	$120.43	10%
Hypothetical Final Basket Level:	100.00 × [1 + (15% × 20%) + (10% × 20%) + (5% × 20%) + (10% × 20%) + (10% × 20%)] = 110.00

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × basket return percentage), subject to the maximum return at maturity of $350.00 per note

= $1,000 + ($1,000 × 10%), subject to the maximum return at maturity of $350.00 per note

= $1,000 + $100, subject to the maximum return at maturity of $350.00 per note

= $1,100

In this scenario, because the basket appreciated by 10.00% from the initial basket level to the hypothetical final basket level and the note return amount of $100.00 results in a total return at maturity of 10.00%, which is less than the maximum return at maturity of 35.00%, you would receive a total return at maturity of 10.00%.

Example 2—Upside Scenario B. The hypothetical final basket level is 150.00 (a 50.00% increase from the initial basket level), which is greater than the initial basket level.

Basket Component	Initial Component Value	Hypothetical Final Component Value	Hypothetical Component Return
S&P 500® Index	2,475.42	3,589.36	45%
EURO STOXX 50® Index	3,493.14	4,890.40	40%
Shares of the iShares® MSCI Emerging Markets ETF	$43.77	$67.84	55%
Shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF	$88.90	$142.24	60%
Shares of the iShares® Core U.S. Aggregate Bond ETF	$109.48	$164.22	50%
Hypothetical Final Basket Level:	100.00 × [1 + (45% × 20%) + (40% × 20%) + (55% × 20%) + (60% × 20%) + (50% × 20%)] = 150.00

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × basket return percentage), subject to the maximum return at maturity of $350.00 per note

= $1,000 + ($1,000 × 50%), subject to the maximum return at maturity of $350.00 per note

= $1,000 + $500, subject to the maximum return at maturity of $350.00 per note

= $1,350

In this scenario, because the basket appreciated by 50.00% from the initial basket level to the hypothetical final basket level, which is greater than the maximum return at maturity of 35.00%, you would receive the maximum return at maturity of 35.00%. In this scenario, an investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket without a maximum return at maturity.

Example 3—Par Scenario. The hypothetical final basket level is 95.00 (a 5.00% decrease from the initial basket level), which is less than the initial basket level.

Basket Component	Initial Component Value	Hypothetical Final Component Value	Hypothetical Component Return
S&P 500® Index	2,475.42	2,722.96	10%
EURO STOXX 50® Index	3,493.14	4,017.11	15%
Shares of the iShares® MSCI Emerging Markets ETF	$43.77	$45.96	5%
Shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF	$88.90	$62.23	-30%
Shares of the iShares® Core U.S. Aggregate Bond ETF	$109.48	$82.11	-25%
Hypothetical Final Basket Level:	100.00 × [1 + (10% × 20%) + (15% × 20%) + (5% × 20%) + (-30% × 20%) + (-25% × 20%)] = 95.00

July 2017	PS-4

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + $0

= $1,000

In this scenario, because the basket depreciated from the initial basket level to the hypothetical final basket level, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment. In this scenario, even though the S&P 500® Index, the EURO STOXX 50® Index and the shares of the iShares® MSCI Emerging Markets ETF appreciated, that appreciation is more than offset by the depreciation of the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the shares of the iShares® Core U.S. Aggregate Bond ETF.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket components. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the basket appreciates from the initial basket level to the final basket level. If the final basket level is equal to or less than the initial basket level, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the basket appreciates from the initial basket level to the final basket level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Your potential return on the notes is limited. Your potential total return on the notes at maturity is limited to the maximum return at maturity of 35.00%, which is equivalent to a maximum return at maturity of $350.00 per note. Any increase in the final basket level over the initial basket level by more than 35.00% will not increase your return on the notes.

▪	The notes are designed for investors who seek exposure to the basket components but who are willing to forgo any dividends or distributions on the basket components and any return in excess of the maximum return at maturity in exchange for the repayment of principal at maturity if the basket depreciates. You should understand that, for purposes of measuring the performance of the basket components, the levels and prices used will not reflect the receipt or reinvestment of dividends or distributions on the basket components or their underlying securities. Dividend or distribution yield on the basket components would be expected to represent a significant portion of the overall return on a direct investment in the basket components, but will not be reflected in the performance of the basket components as measured for purposes of the notes (except to the extent that dividends and distributions reduce the levels or prices of the basket components). The magnitude of this lost dividend or distribution yield may be particularly significant in the case of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF. The iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF are bond funds and, as with any bond fund, distributions of interest payments on the bonds held by the fund would be expected to make up a significant portion of the overall yield on a direct investment in the fund. In particular, the iShares® iBoxx® $ High Yield Corporate Bond ETF is a high yield bond fund. High yield bonds are bonds issued by companies with credit ratings that are below investment grade. These companies must pay higher interest rates to compensate investors for the increased riskiness of their bonds. The notes will not reflect distributions of interest payments on the bonds held by the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF and, therefore, will not reflect the interest component of the yield on the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF. As a result, the performance of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF as measured for purposes of the notes may be significantly less than the return that a direct investor in the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF would realize.

In addition, in no event will the return on the notes exceed the maximum return at maturity.

July 2017	PS-5

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

For these reasons, your return on the notes may be significantly less than the return that could be achieved on a direct investment in the basket components. This is an important trade-off that investors in the notes must be willing to make in exchange for the repayment of principal at maturity even if the basket declines.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the basket declines or does not appreciate sufficiently from the initial basket level to the final basket level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the 5-year term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Investing in the notes is not equivalent to investing in the basket components. You will not have voting rights, rights to receive dividends on stocks or distributions of interest on bonds or any other rights with respect to the basket components or the securities included in the basket components. The payment scenarios described in this pricing supplement do not show any effect of lost dividend or distribution yield over the term of the notes.

▪	Your payment at maturity depends on the closing levels or closing prices, as applicable, of the basket components on a single day. Because your payment at maturity depends solely on the closing levels or closing prices, as applicable, of the basket components on the valuation date, you are subject to the risk that the closing levels or closing prices on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested directly in the basket components, or if the payment at maturity were based on an average of the closing levels or closing prices, as applicable, of the basket components throughout the term of the notes, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation among the basket components, dividend or distribution yields on the basket components or the securities included in the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we

July 2017	PS-6

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the levels or prices of the basket components and a number of other factors, including the volatility of the basket components, the correlation among the basket components, the dividend and distribution yields on the basket components or the securities included in or held by the basket components, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the EURO STOXX 50® Index, changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks that are held by the iShares® MSCI Emerging Markets ETF trade, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels or prices of the basket components may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket components. If one of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the value of one or more of the other basket components.

▪	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket level to the final basket level.

▪	The EURO STOXX 50® Index is subject to risks associated with foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The EURO STOXX 50® Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the

July 2017	PS-7

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the EURO STOXX 50® Index.

▪	Investing in the securities exposes investors to risks associated with emerging markets equity securities. The stocks composing the iShares® MSCI Emerging Markets ETF and that are generally tracked by the iShares® MSCI Emerging Markets ETF have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	Fluctuations in exchange rates will affect the price of the iShares® MSCI Emerging Markets ETF. Because the iShares® MSCI Emerging Markets ETF invests in stocks that are traded in non-U.S. currencies, while the net asset value of the iShares® MSCI Emerging Markets ETF is based on the U.S. dollar value of those stocks, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. If the U.S. dollar generally strengthens against the currencies in which those stocks trade, the price of shares of the iShares® MSCI Emerging Markets ETF will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

▪	The iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF are subject to significant risks, including interest rate-related and credit-related risks. Because the performance of the notes is linked to the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the shares of the iShares® Core U.S. Aggregate Bond ETF, the notes are exposed to fluctuations in the value of U.S. dollar-denominated fixed-income securities. The performance of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF that is measured for purposes of the notes will only reflect changes in the market prices of the fixed-income securities held by the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF and will not reflect interest payments on these fixed-income securities. As a result, the performance of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF that is measured for purposes of the notes will be less, and perhaps significantly less, than the return that would be realized by a direct investor in the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF. The market prices of the fixed-income securities held by the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF are volatile and significantly influenced by a number of factors, particularly the yields on these fixed-income securities as compared to current market interest rates and the actual or perceived credit quality of the issuers of these fixed-income securities.

In general, the value of fixed-income securities is significantly affected by changes in current market interest rates. As interest rates rise, the prices of fixed-income securities, including those held by the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF, are likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the fixed-income securities included in the indices that underlie the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF, which mandates that each security must have a minimum term remaining to maturity of one year for continued eligibility, means that, at any time, only longer-term securities underlie the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF. As a result, rising interest rates may cause the value of the bonds held by the iShares® iBoxx® $

July 2017	PS-8

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF and the value of the basket to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

•	the performance of U.S. and foreign capital markets.

In addition, the prices of the fixed-income securities held by the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF are significantly influenced by the creditworthiness of the issuers of those fixed-income securities. The fixed-income securities underlying the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF may have their credit ratings downgraded (including a potential downgrade from investment grade to non-investment grade status in the case of the iShares® Core U.S. Aggregate Bond ETF) or credit spreads may widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the fixed-income securities may suffer significant and rapid price declines. These events may affect only a few or a large number of the fixed-income securities. For example, during the most recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds and, as a result, the prices of the bonds underlying the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF dropped significantly. The prices of high yield bonds such as those held by the iShares® iBoxx® $ High Yield Corporate Bond ETF are likely to be particularly susceptible to rapid declines during a period of economic uncertainty or crisis. There can be no assurance that some or all of the factors that contributed to the most recent credit crisis will not return during the term of the notes, and, consequently, depress the price, perhaps significantly, of the underlying bonds and therefore the value of the iShares® iBoxx® $ High Yield Corporate Bond ETF, the iShares® Core U.S. Aggregate Bond ETF, the basket and the notes.

The holdings of the iShares® Core U.S. Aggregate Bond ETF include U.S. Treasury bonds. Recently, U.S. Treasury bonds have been trading near their historic high trading price. If the price of U.S. Treasury bonds reverts to its historic mean or otherwise falls, as a result of a general increase in interest rates or perceptions of reduced credit quality of the U.S. government or otherwise, the value of the U.S. Treasury bonds held by the iShares® Core U.S. Aggregate Bond ETF will decline, which could have a negative impact on the performance of the basket and the return on your notes.

The iShares® Core U.S. Aggregate Bond ETF may invest in mortgage-backed securities, some of which may not be backed by the full faith and credit of the U.S. government. Mortgage-backed securities are subject to prepayment risk and extension risk. Because of these risks, mortgage-backed securities react differently to change in interest rates than other bonds. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities.

▪	Even if the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF pays a dividend or distribution that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend or distribution unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the notes for any cash dividend or distribution paid on shares of the iShares® MSCI Emerging Markets ETF, shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF or shares of the iShares® Core U.S. Aggregate Bond ETF unless the amount of the dividend or distribution per share, together with any other dividends or distributions paid in the same quarter, exceeds the dividend or distribution paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the shares of the iShares® MSCI Emerging Markets ETF, the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF or the shares of the iShares® Core U.S. Aggregate Bond ETF on the date of declaration of the dividend or distribution. Any dividend or distribution will reduce the closing price of the shares of the iShares® MSCI Emerging Markets ETF, the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF or the shares of the iShares® Core U.S. Aggregate Bond ETF by the amount of the dividend or distribution per share. If the shares of the iShares® MSCI Emerging Markets ETF, the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF or the shares of the iShares® Core U.S. Aggregate Bond ETF pays any dividends or distributions for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the shares of the iShares® Core U.S. Aggregate Bond ETF. For example, we will not make any adjustment for ordinary dividends or distributions or extraordinary dividends or distributions that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the shares of the iShares® MSCI Emerging Markets ETF,

July 2017	PS-9

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF or the shares of the iShares® Core U.S. Aggregate Bond ETF would not.

▪	The notes may become linked to shares of issuers other than the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF upon the occurrence of a reorganization event or upon the delisting of the shares of the iShares® MSCI Emerging Markets ETF, the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF or the shares of the iShares® Core U.S. Aggregate Bond ETF. For example, if the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF enters into a merger agreement that provides for holders of the shares of the iShares® MSCI Emerging Markets ETF, the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF or the shares of the iShares® Core U.S. Aggregate Bond ETF to receive shares of another entity, the shares of such other entity will become the applicable basket component for all purposes of the notes upon consummation of the merger. Additionally, if the shares of the iShares® MSCI Emerging Markets ETF, the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF or the shares of the iShares® Core U.S. Aggregate Bond ETF are delisted, or the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF are otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable basket component. See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The price and performance of the shares of the iShares® MSCI Emerging Markets ETF, the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the shares of the iShares® Core U.S. Aggregate Bond ETF may not completely track the performance of the indices they seek to track or the net asset values per share of the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF. The price of the shares of the iShares® MSCI Emerging Markets ETF, the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF or the shares of the iShares® Core U.S. Aggregate Bond ETF will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index, the Markit iBoxx® USD Liquid High Yield Index and the Barclays U.S. Aggregate Bond Index, respectively, the indices that the ETFs seek to track. In addition, the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF may not hold all of the securities included in, and may hold securities and derivative instruments that are not included in, the MSCI Emerging Markets Index, the Markit iBoxx® USD Liquid High Yield Index and the Barclays U.S. Aggregate Bond Index, respectively. All of these factors may lead to a lack of correlation between the performance of the iShares® MSCI Emerging Markets ETF and the MSCI Emerging Markets Index, between the performance of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the Markit iBoxx® USD Liquid High Yield Index and between the performance of the the iShares® Core U.S. Aggregate Bond ETF and the Barclays U.S. Aggregate Bond Index. In addition, corporate actions with respect to the equity securities constituting the Barclays U.S. Aggregate Bond Index or held by the iShares® Core U.S. Aggregate Bond ETF (such as mergers and spin-offs) may impact the variance between the performances of the iShares® Core U.S. Aggregate Bond ETF and the Barclays U.S. Aggregate Bond Index. Finally, because the shares of the iShares® MSCI Emerging Markets ETF, the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the share of the iShares® Core U.S. Aggregate Bond ETF are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one share of the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF may differ from the net asset value per share of the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF, respectively.

During periods of market volatility, securities underlying the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF and the liquidity of the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the iShares® MSCI Emerging Markets ETF, shares in the iShares® iBoxx® $ High Yield Corporate Bond ETF or shares in the iShares® Core U.S. Aggregate Bond ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the iShares® MSCI Emerging Markets ETF, shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF or shares of the iShares® Core U.S. Aggregate Bond ETF. As a result, under these circumstances, the market value of shares of the iShares® MSCI Emerging Markets ETF, shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF or shares of the iShares® Core U.S. Aggregate Bond ETF may vary substantially from the net asset value per share of the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF. For all of the foregoing reasons, the performance of the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF may not correlate with the performances of the MSCI Emerging Markets Index, the Markit iBoxx® USD Liquid High Yield Index and the Barclays U.S. Aggregate Bond Index as well as the net asset values per share of the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

July 2017	PS-10

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

▪	Changes made by the investment advisor to or the sponsor of a basket component may affect the basket component. We are not affiliated with the investment advisors to the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF or with the sponsors of the S&P 500® Index , the EURO STOXX 50® Index, the MSCI Emerging Markets Index, the Markit iBoxx® USD Liquid High Yield Index or the Barclays U.S. Aggregate Bond Index. Changes that affect the basket components may affect the value of your notes. The sponsor of an index may add, delete or substitute the securities that constitute the index or make other methodological changes that could affect the level of the index. In addition, the investment advisors to the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF may change the manner in which the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF and the iShares® Core U.S. Aggregate Bond ETF operate or their investment objectives at any time. We are not affiliated with any such index sponsor or investment advisor and, accordingly, we have no control over any changes any such index sponsor or investment advisor may make. Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the notes.

▪	Our offering of the notes does not constitute a recommendation of the basket or the basket components. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the securities included in the basket components or in instruments related to the basket components or such securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the values of the basket components in a way that has a negative impact on your interests as a holder of the notes.

▪	The value of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the applicable basket components or the securities included in the basket components and other financial instruments related to the basket components or such securities and may adjust such positions during the term of the notes. Our affiliates also trade the applicable basket components or the securities included in the basket components and other financial instruments related to the basket components or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the values of the basket components in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the securities included in the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events, the discontinuance of the S&P 500® Index or the EURO STOXX 50® Index or events with respect to the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF that may require a dilution adjustment or the delisting of the iShares® MSCI Emerging Markets ETF, the iShares® iBoxx® $ High Yield Corporate Bond ETF or the iShares® Core U.S. Aggregate Bond ETF, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

July 2017	PS-11

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of the notes, historical information on the performance of the basket does not exist for dates prior to the pricing date. The graph below sets forth the hypothetical historical daily closing levels of the basket for the period from January 3, 2012 to July 27, 2017, assuming that the basket was created on January 3, 2012 with the same basket components and corresponding weights and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing levels and closing prices, as applicable, of the basket components on the applicable dates. We obtained these closing levels and closing prices from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes

Hypothetical Historical Basket Performance January 3, 2012 to July 27, 2017

July 2017	PS-12

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

Information About the Basket Components

S&P 500® Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement. Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on July 27, 2017 was 2,475.42.

The graph below shows the closing levels of the S&P 500® Index for each day such level was available from January 3, 2012 to July 27, 2017. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 3, 2012 to July 27, 2017

July 2017	PS-13

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—The EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index, including certain risks that are associated with an investment linked to the EURO STOXX 50® Index.

Historical Information

The closing level of the EURO STOXX 50® Index on July 27, 2017 was 3,493.14.

The graph below shows the closing levels of the EURO STOXX 50® Index for each day such level was available from January 2, 2012 to July 27, 2017. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Levels January 2, 2012 to July 27, 2017

July 2017	PS-14

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. However, for purposes of the securities, the performance of the iShares® MSCI Emerging Markets ETF will reflect only its price performance, as any dividends paid on the shares of the iShares® MSCI Emerging Markets ETF will not be factored into a determination of the closing price of the iShares® MSCI Emerging Markets ETF. The MSCI Emerging Markets Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

The iShares® MSCI Emerging Markets ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® MSCI Emerging Markets ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—iShares® MSCI Emerging Markets ETF” in the accompanying underlying supplement for important disclosures regarding the iShares® MSCI Emerging Markets ETF, including certain risks that are associated with an investment linked to shares of the iShares® MSCI Emerging Markets ETF.

This pricing supplement relates only to the securities offered hereby and does not relate to the iShares® MSCI Emerging Markets ETF or other securities of the iShares® MSCI Emerging Markets ETF. We have derived all disclosures contained in this pricing supplement regarding the iShares® MSCI Emerging Markets ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® MSCI Emerging Markets ETF.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The iShares® MSCI Emerging Markets ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the iShares® MSCI Emerging Markets ETF.

Historical Information

The graph below shows the closing prices of the shares of the iShares® MSCI Emerging Markets ETF for each day such prices were available from January 3, 2012 to July 27, 2017. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of the iShares® MSCI Emerging Markets ETF for each quarter in that same period. We obtained the closing prices from Bloomberg L.P., without independent verification. You should not take the historical prices of the shares of the iShares® MSCI Emerging Markets ETF as an indication of future performance.

July 2017	PS-15

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

iShares® MSCI Emerging Markets ETF – Historical Closing Prices January 3, 2012 to July 27, 2017

iShares® MSCI Emerging Markets ETF	High	Low	Dividends
2012
First Quarter	$44.76	$38.23	$0.00000
Second Quarter	$43.54	$36.68	$0.46836
Third Quarter	$42.37	$37.42	$0.00000
Fourth Quarter	$44.35	$40.14	$0.26233
2013
First Quarter	$45.20	$41.80	$0.01423
Second Quarter	$44.23	$36.63	$0.00000
Third Quarter	$43.29	$37.34	$0.49260
Fourth Quarter	$43.66	$40.44	$0.36578
2014
First Quarter	$40.99	$37.09	$0.00000
Second Quarter	$43.95	$40.82	$0.00000
Third Quarter	$45.85	$41.56	$0.34063
Fourth Quarter	$42.44	$37.73	$0.53502
2015
First Quarter	$41.07	$37.92	$0.00000
Second Quarter	$44.09	$39.04	$0.00000
Third Quarter	$39.78	$31.32	$0.30125
Fourth Quarter	$36.29	$31.55	$0.50084
2016
First Quarter	$34.28	$28.25	$0.00000
Second Quarter	$35.26	$31.87	$0.26598
Third Quarter	$38.20	$33.77	$0.00000
Fourth Quarter	$38.10	$34.08	$0.39621
2017
First Quarter	$39.99	$35.43	$0.00000
Second Quarter	$41.93	$38.81	$0.19171
Third Quarter (through July 27, 2017)	$44.01	$41.05	$0.00000

July 2017	PS-16

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

The closing price of the shares of the iShares® MSCI Emerging Markets ETF on July 27, 2017 was $43.77.

We make no representation as to the amount of dividends, if any, that may be paid on the shares of the iShares® MSCI Emerging Markets ETF in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of the iShares® MSCI Emerging Markets ETF.

iShares® iBoxx® $ High Yield Corporate Bond ETF

The iShares® iBoxx® $ High Yield Corporate Bond ETF seeks to track the investment results of the Markit iBoxx® USD Liquid High Yield Index (the “ETF underlying index”), which is a rules-based index consisting of liquid U.S. dollar-denominated, high yield corporate bonds for sale in the United States. For purposes of the notes, the performance of the iShares® iBoxx® $ High Yield Corporate Bond ETF will reflect only its price performance, as any distributions paid on the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF will not be factored into a determination of the closing price of the iShares® iBoxx® $ High Yield Corporate Bond ETF (except to the extent that distributions paid will reduce the closing price of the iShares® iBoxx® $ High Yield Corporate Bond ETF ). The Markit iBoxx® USD Liquid High Yield Index is designed to provide a broad representation of the U.S. dollar-denominated high yield liquid corporate bond market.

The iShares® iBoxx® $ High Yield Corporate Bond ETF generally seeks to track the performance of the ETF underlying index by investing approximately 90% of its assets in the bonds represented in the ETF underlying index and in securities that provide substantially similar exposure to securities in the ETF underlying index. The remainder of assets is invested in certain futures contracts, options and swap contracts, cash and cash equivalents, including shares of money market funds affiliated with BlackRock Fund Advisors or its affiliates, as well as in high yield corporate bonds not included in the Markit iBoxx® USD Liquid High Yield Index. The iShares® iBoxx® $ High Yield Corporate Bond ETF concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the ETF underlying index is concentrated.

The iShares® iBoxx® $ High Yield Corporate Bond ETF is an investment portfolio managed by iShares® Trust. BlackRock Fund Advisors is the investment advisor to the iShares® iBoxx® $ High Yield Corporate Bond ETF. iShares® Trust. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® iBoxx® $ High Yield Corporate Bond ETF. Information provided to or filed with the SEC by iShares® Trust. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® iBoxx® $ High Yield Corporate Bond ETF trades on the NYSE Arca under the ticker symbol “HYG.”

Neither we nor any of our affiliates make any representation to you as to the performance of the iShares® iBoxx® $ High Yield Corporate Bond ETF.

Historical Information

The graph below shows the closing price of shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF for each day such price was available from January 3, 2012 to July 27, 2017. The table that follows shows the high and low closing prices of, and dividends paid on, the iShares® iBoxx® $ High Yield Corporate Bond ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF as an indication of future performance.

July 2017	PS-17

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

iShares® iBoxx® $ High Yield Corporate Bond ETF – Historical Closing Prices January 3, 2012 to July 27, 2017

iShares® iBoxx® $ High Yield Corporate Bond ETF	High	Low	Dividends
2012
First Quarter	$92.13	$88.90	$1.57824
Second Quarter	$91.22	$86.47	$1.59607
Third Quarter	$93.91	$90.45	$1.53088
Fourth Quarter	$93.90	$90.67	$1.48461
2013
First Quarter	$94.88	$92.98	$1.51035
Second Quarter	$96.29	$89.04	$1.43563
Third Quarter	$93.97	$89.85	$1.41277
Fourth Quarter	$93.79	$91.51	$1.34495
2014
First Quarter	$94.93	$92.51	$1.39207
Second Quarter	$95.38	$93.78	$1.29819
Third Quarter	$94.87	$91.36	$1.27585
Fourth Quarter	$93.18	$86.89	$1.21182
2015
First Quarter	$91.90	$88.43	$0.75808
Second Quarter	$91.50	$88.38	$1.20989
Third Quarter	$88.90	$82.77	$1.17419
Fourth Quarter	$85.83	$78.84	$1.61408
2016
First Quarter	$82.40	$75.59	$0.80976
Second Quarter	$84.69	$80.87	$1.16278
Third Quarter	$87.26	$83.99	$1.15107
Fourth Quarter	$87.42	$83.47	$1.43782
2017
First Quarter	$88.36	$86.11	$0.76613
Second Quarter	$88.66	$87.22	$1.12427
Third Quarter (through July 27, 2017)	$88.97	$87.60	$0.37744

July 2017	PS-18

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

The closing price of the iShares® iBoxx® $ High Yield Corporate Bond ETF on July 27, 2017 was $88.90.

We make no representation as to the amount of dividends, if any, that may be paid on shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF.

iShares® Core U.S. Aggregate Bond ETF

The iShares® Core U.S. Aggregate Bond ETF is an exchange-traded fund that seeks to track the investment results of the Barclays U.S. Aggregate Bond Index (the “ETF underlying index”), which measures the performance of the total U.S. investment-grade bond market. For purposes of the notes, the performance of the iShares® Core U.S. Aggregate Bond ETF will reflect only its price performance, as any distributions paid on the shares of the iShares® Core U.S. Aggregate Bond ETF will not be factored into a determination of the closing price of the iShares® Core U.S. Aggregate Bond ETF (except to the extent that distributions paid will reduce the closing price of the iShares® Core U.S. Aggregate Bond ETF). The Barclays U.S. Aggregate Bond Index is a broad-based benchmark that measures the performance of the U.S. investment-grade bond market.

The iShares® Core U.S. Aggregate Bond ETF generally seeks to track the performance of the ETF underlying index by investing approximately 90% of its assets in the bonds represented in the ETF underlying index and in securities that provide substantially similar exposure to securities in the ETF underlying index. The remainder of assets is invested in comparable bonds or in cash and high-quality, liquid short-term instruments, including shares of money market funds affiliated with BlackRock Fund Advisors. The iShares® Core U.S. Aggregate Bond ETF concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the ETF underlying index is concentrated.

The iShares® Core U.S. Aggregate Bond ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® Core U.S. Aggregate Bond ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Core U.S. Aggregate Bond ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® Core U.S. Aggregate Bond ETF trades on the NYSE Arca under the ticker symbol “AGG.”

Neither we nor any of our affiliates make any representation to you as to the performance of the iShares® Core U.S. Aggregate Bond ETF.

Historical Information

The graph below shows the closing price of shares of the iShares® Core U.S. Aggregate Bond ETF for each day such price was available from January 3, 2012 to July 27, 2017. The table that follows shows the high and low closing prices of, and dividends paid on, the iShares® Core U.S. Aggregate Bond ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of shares of the iShares® Core U.S. Aggregate Bond ETF as an indication of future performance.

July 2017	PS-19

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

iShares® Core U.S. Aggregate Bond ETF – Historical Closing Prices January 3, 2012 to July 27, 2017

iShares® Core U.S. Aggregate Bond ETF	High	Low	Dividends
2012
First Quarter	$111.05	$108.93	$0.57931
Second Quarter	$111.60	$109.15	$0.71202
Third Quarter	$112.70	$111.10	$0.66187
Fourth Quarter	$112.38	$110.82	$1.11603
2013
First Quarter	$111.04	$109.82	$0.65122
Second Quarter	$111.56	$106.18	$0.65708
Third Quarter	$107.66	$104.89	$0.60029
Fourth Quarter	$108.09	$106.39	$0.58355
2014
First Quarter	$108.35	$106.41	$0.61597
Second Quarter	$109.67	$107.36	$0.61032
Third Quarter	$110.02	$108.49	$0.59024
Fourth Quarter	$110.76	$109.30	$1.03233
2015
First Quarter	$112.38	$109.70	$0.36180
Second Quarter	$111.67	$108.13	$0.62314
Third Quarter	$109.76	$108.22	$0.65167
Fourth Quarter	$110.03	$107.72	$0.84994
2016
First Quarter	$110.84	$107.97	$0.44853
Second Quarter	$112.57	$110.35	$0.64489
Third Quarter	$113.25	$111.51	$0.62675
Fourth Quarter	$112.09	$107.16	$0.86549
2017
First Quarter	$109.00	$107.12	$0.43833
Second Quarter	$110.15	$108.44	$0.69169
Third Quarter (through July 27, 2017)	$109.92	$108.90	$0.22517

July 2017	PS-20

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

The closing price of the iShares® Core U.S. Aggregate Bond ETF on July 27, 2017 was $109.48.

We make no representation as to the amount of dividends, if any, that may be paid on shares of the iShares® Core U.S. Aggregate Bond ETF in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on shares of the iShares® Core U.S. Aggregate Bond ETF.

Description of the Barclays U.S. Aggregate Bond Index

We obtained all information contained in this pricing supplement regarding the Barclays U.S. Aggregate Bond Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Barclays Capital Inc. (“Barclays”), the sponsor of the Barclays U.S. Aggregate Bond Index. Barclays has no obligation to continue to publish, and may discontinue publication of, the Barclays U.S. Aggregate Bond Index at any time. Neither Citigroup Inc. nor CGMI has independently verified the accuracy or completeness of any information with respect to the Barclays U.S. Aggregate Bond Index in connection with the offer and sale of the notes.

The Barclays U.S. Aggregate Bond Index is a broad-based benchmark that measures the performance of the U.S. investment grade bond market, which includes investment-grade U.S. Treasury securities, investment-grade U.S. agency securities, investment-grade corporate bonds, mortgage pass-through securities, commercial mortgage-backed securities and asset-backed securities that are publicly offered for sale in the United States.

Rules for Inclusion

In order to be eligible for inclusion in the Barclays U.S. Aggregate Bond Index, U.S. Treasuries, government-related and corporate securities must have $250 million or more of outstanding face value. U.S. Treasuries held in the Federal Reserve SOMA account (both purchases at issuance and net secondary market transactions) are deducted from the total amount outstanding. Any new issuance bought at auction by the Federal Reserve does not enter the Barclays U.S. Aggregate Bond Index. Net secondary market purchases and sales are adjusted at each month-end with a one-month lag. Mortgage-backed securities (“MBSs”) must be pool aggregates with $1 billion or more outstanding, asset-backed securities (“ABSs”) must have a deal size of $500 million or more and a tranche size of $25 million or more and commercial mortgage-backed securities (“CMBSs”) must have a deal size of $500 million or more, with at least $300 million outstanding remaining in the deal and a tranche size of $25 million or more.

The securities included in the Barclays U.S. Aggregate Bond Index must be rated investment-grade (Baa3/BBB-/BBB-) or higher using the middle rating of Moody’s, S&P and Fitch after dropping the highest and lowest available ratings. When a rating from only two agencies is available, the lower is used. When a rating from only one agency is available, that is used to determine index eligibility. Expected ratings at issuance may be used when there are other index-eligible bonds from the same issuer that hold the same actual rating as the expected rating.

Securities included in the Barclays U.S. Aggregate Bond Index must have a remaining maturity of at least one year, regardless of optionality. Securities with a coupon that converts from fixed to floating rate must have at least one year until the conversion date. MBSs must have a weighted average maturity of at least one year and CMBSs and ABSs must have a remaining average life of at least one year. Fixed-to-floating perpetual securities are included in the Barclays U.S. Aggregate Bond Index. These are included until one year before their first call date, provided that they meet all other index criteria.

Senior and subordinated issues are included in the Barclays U.S. Aggregate Bond Index. Capital securities (hybrid capital) are eligible during their fixed-rate term and exit the index one year prior to their conversion to floating-coupon securities.

Only fully taxable issues are eligible for inclusion in the Barclays U.S. Aggregate Bond Index, including taxable municipal securities. Build America Bonds with the tax credit issued to the issuer are eligible for inclusion; those with tax credits issued to investors are considered tax exempt. Dividend-received deduction-eligible and qualified dividend income-eligible securities are excluded from the Barclays U.S. Aggregate Bond Index.

A security’s principal and coupons must be denominated in U.S. dollars to be eligible for inclusion. Coupons must be fixed-rate, step-up coupons or coupons that change according to a predetermined schedule. Capital securities with coupons that convert from fixed to floating rate are index eligible, given that they are currently fixed rate. The maturity date for such securities will be considered the conversion date. Fixed-to-floating rate perpetual capital securities that do not have coupon rate step-ups on their first call date will remain index eligible for their fixed-rate term, provided that they meet all other inclusion rules and exit the index one year prior to their conversion to floating-coupon securities. Hybrid adjustable rate mortgages are eligible for inclusion in the Barclays U.S. Aggregate Bond Index during their fixed term, but exit the index one year prior to their conversion to an adjustable rate.

SEC-registered securities, bonds exempt from registration at the time of issuance, and Rule 144A securities with registration rights are index eligible. A security with both Regulation S and Rule 144A tranches is treated as one security in par value. To prevent double-counting, the 144A tranche is used to represent the issue and comprises the combined amount outstanding of the 144A and Regulation S tranches. Issues with a global market of issue are also eligible for inclusion, as are bonds from issuers that have de-registered, provided that the bonds were previously SEC-registered or Rule 144A securities with registration rights.

Original issue zero coupon bonds, underwritten medium-term notes, enhanced equipment trust certificates, certificates of deposit and, as of January 1, 2011, covered bonds, are also eligible for inclusion in the Barclays U.S. Aggregate Bond Index. Bonds with equity-type

July 2017	PS-21

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

features (e.g., warrants, convertible debt and contingent capital securities), Treasury STRIPs, inflation-linked bonds, non-ERISA eligible CMBS issues, fixed-rate perpetual securities, structured notes, loan participation notes, pass-through certificates, illiquid securities with no available internal or third-party price source and, as of January 1, 2011, CMBS A1A tranches, are not eligible for inclusion in the index.

Rebalancing

The compositions of the “returns universe” is rebalanced at each month-end and represents the fixed set of bonds on which index returns are calculated for the ensuing month. The “statistics universe” is a forward-looking version that changes daily to reflect issues dropping out and entering the index, but is not used for return calculation. On the last business day of the month (the “rebalancing date”), the composition of the latest statistics universe becomes the returns universe for the following month.

During the month, indicative changes to securities (e.g., credit rating changes, sector reclassification, amount outstanding changes, corporate actions, ticker changes) are reflected in both the statistics universe and returns universe of the index on a daily basis. These changes may cause bonds to enter or fall out of the statistics universe of the index on a daily basis, but will affect the composition of the returns universe only at month-end, when the index is rebalanced.

Intra-month cash flows from interest and principal payments contribute to monthly index returns, but are not reinvested at any short-term reinvestment rate in between rebalance dates to earn an incremental return. However, after the rebalancing, cash is effectively reinvested into the returns universe for the following month, so that index results over two or more months reflect monthly compounding.

Qualifying securities issued but not necessarily settled on or before the month-end rebalancing date qualify for inclusion in the following month’s index if required security reference information and pricing are readily available.

Index Calculation

All bonds eligible for inclusion in the Barclays U.S. Aggregate Bond Index are priced on a daily basis at 3 p.m. New York time, predominantly by Barclays market makers. The pricing source varies by the type of security.

Bonds can be quoted in a variety of ways, including nominal spreads over benchmark securities or Treasuries, spreads over swap curves, or direct price quotes as a percentage of par. In most instances, the quote type used is a spread measure that results in daily security price changes from the movement of the underlying curve (swap or Treasury) and/or changes in the quoted spread.

The initial price for new corporate issues entering the index is the offer side. However, after that, all bonds in the index are priced on the bid side. The primary price for each security is analyzed and compared with other third-party pricing sources through statistical routines and scrutiny by research staff. Significant discrepancies are researched and corrected, as necessary.

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 2.786%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,148.505 at maturity. The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

July 2017	PS-22

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue date through December 31, 2017	$11.610	$11.610
January 1, 2018 through June 30, 2018	$14.094	$25.704
July 1, 2018 through December 31, 2018	$14.290	$39.994
January 1, 2019 through June 30, 2019	$14.489	$54.483
July 1, 2019 through December 31, 2019	$14.691	$69.174
January 1, 2020 through June 30, 2020	$14.896	$84.069
July 1, 2020 through December 31, 2020	$15.103	$99.172
January 1, 2021 through June 30, 2021	$15.314	$114.486
July 1, 2021 through December 31 2021	$15.527	$130.013
January 1, 2022 through June 30, 2022	$15.743	$145.756
July 1, 2022 through maturity date	$2.749	$148.505

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our tax counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the Internal Revenue Service, and the Internal Revenue Service may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

July 2017	PS-23

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $25.00 for each $1,000 note sold in this offering (or up to $5.00 per note in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $25.00 for each $1,000 note sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $25.00 for each note they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each $1,000 note they sell to fee-based advisory accounts. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers will receive a fixed selling concession, of $25.00 for each $1,000 note they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $25.00 for each $1,000 note they sell directly to the public.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels or prices of the basket components and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors — The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

July 2017	PS-24

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

July 2017	PS-25

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Underliers Due August 1, 2022

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2017 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

July 2017	PS-26